Exhibit 10.39

Loan No. RI0487T02A

CONSTRUCTION AND REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated August 31,2007, (the “MLA”), is entered into as of August 31, 2007, and effective April 1, 2008, or such earlier date as Agent (as that term is defined in the MLA) may establish in its sale discretion, (the “Effective Date”), between FARM CREDIT SERVICES OF MID-AMERICA, FLCA (“Farm Credit”) and ETHANOL GRAIN PROCESSORS, LLC, Rives, Tennessee (the “Company”) and amends and restates the Supplement dated January 18,2007, and numbered RI0487T02.

SECTION 1. The Construction and Revolving Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, Farm Credit agrees to make loans to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, $37,400,000.00 less the amounts scheduled to be repaid during the period set forth below in Section 6 (the “Commitment”). Within the limits of the Commitment, the Company may borrow, repay and reborrow. No advance shall be made until evidence has been provided to the Agent (as that term is defined in the MLA) as required in Section 7(A)(vi) of the MLA that all requisite equity funds have been received by the Company and that such funds shall have been utilized for the construction of the Improvements (as defined herein).

The Company may, in its sole discretion, elect to permanently reduce the amount of the Commitment by giving Agent ten (10) days prior written notice. Said election shall be made only if the Company is not in default at the time of the election and will remain in compliance with all financial covenants after such reduction. Any such reduction shall be treated as an early, voluntary reduction of the Commitment amount and shall not delay or reduce the amount of any scheduled Commitment reduction under Section 6 hereof (which reductions shall continue in increments specified in, on the dates determined in accordance with, Section 6), but rather shall result in an earlier expiration of the Commitment and final maturity of the loans.

SECTION 2. Purpose. The purpose of the Commitment is to partially finance the Company’s construction of a 100 million gallon (annual capacity) dry-mill ethanol production facility (the “Improvements”) identified in the plans and specifications provided to and approved by Agent pursuant to Section 7(A)(v) of the MLA (as the same may be amended pursuant to Section I2(A) herein, the “Plans”), on real property owned by the Company near Rives, Tennessee (the “Property”), and to provide working capital to the Company, and the Company agrees to utilize the proceeds of the Commitment for these purposes only.

SECTION 3. Term. The term of the Commitment shall be from the Effective Date hereof, up to and including May 1, 2019, or such later date as Agent may, in its sole discretion, authorize in writing.

SECTION 4. Disbursements of Proceeds.

(A)

Disbursement Procedures.

(1)

Limits on Advances. Agent shall not be required to advance funds: (i) for any category or line item of acquisition or construction cost in an amount greater than the amount specified therefore in the Project Budget (as defined in Section 7(A)(v) of the MLA) (notwithstanding the foregoing, however, the Company may request Agent to advance, and Agent shall not unreasonably refuse to advance, funds in excess of such amount if an offsetting amount has not been advanced for a category or line item in the Project Budget such that the budgeted amounts saved under one category or line item can be transferred to another category or line item); or (ii) for any services not yet performed or for materials or goods not yet incorporated into the Improvements or delivered to and properly stored on the Property. No advance hereunder shall exceed 100% of the aggregate costs actually paid or currently due and payable and represented by invoices accompanying a Request for Construction Loan Advance submitted pursuant to Section 9(B)(1) herein less the amount of retainage (“Retainage”) set out in the construction contract dated August 25, 2006, between the Company and Fagen, Inc., and other construction contracts of the Company for the Improvements.

(2)

Advance of Retainage. The Retainage (but in no case greater than the unused balance of the Commitment allocated for construction) will be advanced by Agent to the Company pursuant to the conditions set forth in such construction contracts, upon written request by the Company certifying the satisfaction of such conditions precedent for payment of Retainage.

(3)

Advances for Working Capital Purposes. Company may request advances for pre-production expenses or working capital at any time upon written verification to Agent of the purpose of such advance request.

(B)

Payments to Third Parties. At its option and without further authorization from the Company, Agent is authorized to make advances under the Commitment by paying, directly or jointly with the Company, any person to whom Agent in good faith determines payment is due and any such advance shall be deemed made as of the date on which Agent makes such payment and shall be secured under the deed of trust/mortgage securing the Commitment and any other loan documents securing the Commitment as fully as if made directly to the Company.

SECTION 5. Interest and Fees.

(A)

Interest. The Company agrees to pay interest on the unpaid principal balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(1)

Agent Base Rate. At a rate per annum equal at all times to the rate of interest established by Agent from time to time as its Agent Base Rate, which Rate is intended by Agent to be a reference rate and not its lowest rate plus the Pricing Adjustment set forth in Section 5(A)(4) below. The Agent Base Rate will change on the date established by Agent as the effective date of any change therein and Agent agrees to notify the Company of any such change.

(2)

Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sale discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; and (3) the maximum number of fixes in place at anyone time shall be 10.

(3)

LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus the Pricing Adjustment set forth in Section 5(A)(4) below. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months as selected by the Company; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; (3) the maximum number of fixes in place at anyone time shall be 10; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11 :00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(4)

Pricing Adjustment. The interest rate spread parameters set forth in Subsections (1) and (3) above shall be decreased in accordance with the following schedule upon full payment of $18,000,000.00 in Free Cash Flow Payments (as defined in Section 6 of Construction and Term Loan Supplement numbered RI0487TOIA hereof):

Pricing Type	Initial Spread	Spread After Completion of $18,000,000.00 of Free Cash Flow Payments
Agent Base Rate	+25 Basis Points	0 Basis Points
LIBOR	+315 Basis Points	+290 Basis Points

The applicable interest rate adjustment shall (i) become effective 30 calendar days after completion of $18,000,000.00 in Free Cash Flow Payments; and (ii) shall be effective on a prospective basis only and shall not affect existing fixed rate pricing.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three month anniversary of the commencement date of such Interest Period, and at maturity.

(B)

Commitment Fee. In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment at a rate of 1/2 of 1 % per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

(C)

Loan Origination Fee. In consideration of the Commitment, the Company agrees to pay to Agent on the execution hereof a loan origination fee in the amount of $50,000.00. The Arrangement Fee of $225,000.00 has already been received.

SECTION 6. Promissory Note. The Company promises to repay on the dates set forth below, the outstanding principal, if any, that is in excess of the listed amounts:

Payment Date	Reducing Commitment Amount

November 1, 2015	$32,725,000.00
May 1, 2016	$28,050,000.00
November 1, 2016	$23,375,000.00
May 1, 2017	$18,700,000.00
November 1, 2017	$14,025,000.00
May 1, 2018	$9,350,000.00
November 1, 2018	$4,675,000.00
May 1, 2019	$0.00

Provided, however, that if Construction and Term Loan Supplement No. RI0487T01A dated August 31, 2007, has been repaid prior to its maturity date of November 20, 2015, then commitment reduction for this loan shall begin on the first day of the month that is six months after the first day of the month following the repayment of RI0487TOIA, and reductions in the commitment as noted above shall occur every six months thereafter.

In the event that any Free Cash Flow payments are applied to this Supplement in accordance with Section 6 of Supplement No. RI04871T01A referenced above, they shall be applied hereto as reductions in the Commitment as of their due date under RI0487T02A. Any such reductions shall not delay or reduce the amount of any subsequent scheduled Commitment reductions as specified above.

If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 5 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 7. Prepayment. Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s). Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity. However, in addition to the foregoing, prepayment of any Loan balance due to refinancing, or refinancing of any unadvanced Commitment with another lender, up to and including October 31, 2011, will result in a 2% prepayment charge in addition to any broken funding surcharges which may be applicable, based on the amounts prepaid and on the total amount of the Commitments in effect at such time.

SECTION 8. Security. Security is set forth in the MLA.

SECTION 9. Additional Conditions Precedent.

(A)

Initial Advance. Agent’s obligation to make the initial advance is subject to the satisfaction of each of the following additional conditions precedent on or before the date of such advance:

(1)

List of Permits. Receipt by Agent of a detailed list of all permits required for both the construction of the improvements and the operation of the facility setting forth for each listed permit whether such permit is required for commencement of construction or required for commencement of operation, and identifying to Agent’s reasonable satisfaction whether such permits have been issued or can reasonably be expected to be issued.

(2)

Construction Permits. Receipt by Agent of evidence of issuance of all permits that are required to be obtained prior to the commencement of construction of the improvements.

(3)

Engineer’s Certificate. Receipt by Agent of a report of Agent’s retained engineer (pursuant to the provisions of Section 14(D)) indicating that the current plans and specifications of the Improvements and the related contracts establish that the finished project will have adequate natural gas, electricity, water and waste water treatment to service the requirements of the project.

(B)

Each Advance. Agent’s obligation to make each advance hereunder, including the initial advance, is subject to the satisfaction of each of the following additional conditions precedent on or before the date of such advance:

(1)

Request for Construction Loan Advance. That Agent receives an executed request for construction loan advance from the Company in the form of Exhibit A attached hereto (the “Request for Construction Loan Advance”), together with all items called for therein.

(2)

Construction Certificate. If an independent inspector has been employed by Agent pursuant to Section 14(D), a certificate or report of such inspector to the effect that the construction of the Improvements to the date thereof has been performed in a good and workmanlike manner and in accordance with the Plans, stating the estimated total cost of construction of the Improvements, stating the percentage of in-place construction of the Improvements, and stating that the remaining non-disbursed portion of the Commitment is adequate to complete the construction of the Improvements.

SECTION 10. Representations and Warranties. In addition to the representations and warranties contained in the MLA, the Company represents and warrants as follows:

(A)

Project Approvals; Consents; Compliance. The Company has obtained all Project Approvals relating to the construction and operation of the Improvements, except those the Company has disclosed to Agent in writing. All such Project Approvals heretofore obtained remain in full force and effect and the Company has no reason to believe that any such Project Approval not heretofore obtained will not be obtained by the Company in the ordinary course during or following completion of the construction of the Improvements. No such Project Approval will terminate, or become void or voidable or terminable, upon any sale, transfer or other disposition of the Property or the Improvements, including any transfer pursuant to foreclosure sale under the Mortgage. No consent, permission, authorization, order, or license of any governmental authority is necessary in connection with the execution, delivery, performance, or enforcement of the loan documents to which the Company is a party, except such as have been obtained and are in full force and effect. The Company is in compliance in all material respects with all Project Approvals having application to the Property or the Improvements except as the Company has disclosed to Agent in writing. Without limiting the foregoing, there are no unpaid or outstanding real estate or other taxes or assessments on or against the Property or the Improvements or any part thereof (except only real estate taxes not yet due and payable). The Company has received no notice nor has any knowledge of any pending or contemplated assessments against the Property or the Improvements which have not been disclosed to Agent in writing.

(B)

Environmental Compliance. Without limiting the provisions of the MLA, all property owned or leased by the Company, including, without limitation, the Property and the Improvements, and all operations conducted by it are in compliance in all material respects with all Laws and all Project Approvals relating to environmental protection, the failure to comply with which could have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Company, or on the ability of the Company to perform its obligations under the loan documents, except as the Company has disclosed to Agent in writing.

(C)

Feasibility. Each of the Project Budget, the Project Schedule and the Disbursement Schedule is realistic and feasible.

SECTION 11. Affirmative Covenants. In addition to the affirmative covenants contained in the MLA, the Company agrees to:

(A)

Reports and Notices. Furnish to Agent:

(1)

Regulatory and Other Notices. Promptly after receipt thereof, copies of any notices or other communications received from any governmental authority with respect to the Property, the Improvements, or any matter or proceeding the effect of which could have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Company, or the ability of the Company to perform its obligations under the loan documents.

(2)

Notice of Nonpayment. Promptly after the filing or receipt thereof, a description of or a copy of any lien filed by or any notice, whether oral or written, from any laborer, contractor, subcontractor or materialman to the effect that such laborer, contractor, subcontractor or materialman has not been paid when due for any labor or materials furnished in connection with the construction of the Improvements.

(3)

Notice of Suspension of Work. Prompt notice of any suspension in the construction of the Improvements, regardless of the cause thereof, in excess of ten (10) days and a description of the cause for such suspension.

(B)

Construction Liens. Pay or cause to be removed, within fifteen (15) days after notice from Agent, any lien on the Improvements or Property, provided, however, that Company shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim upon furnishing to the appropriate title insurance company such security or indemnity as it may reasonably require to induce said title insurance company to issue its title insurance commitment or its mortgage title insurance policy insuring against all such claims or liens, and provided further that Agent will not be required to make any further advances of the proceeds of the Commitment until any mechanic’s lien claims shown by the title insurance company or interim binder have been so insured against by the title insurance company.

(C)

Identity of Contractors, etc. Furnish to Agent from time to time on request by Agent, in a form reasonably acceptable to Agent, correct lists of all contractors, subcontractors and suppliers of labor and material supplied in connection with construction of the Improvements and true and correct copies of all executed contracts, subcontracts and supply contracts. Agent may contact any contractor, subcontractor or supplier to verify any facts disclosed in the lists and contracts. All contracts and subcontracts relating to construction of the Improvements must contain provisions authorizing Company to supply to Agent the listed information and copies of contracts.

(D)

Lien Waivers. Furnish to Agent, at any time and from time to time upon the request of Agent, lien waivers bearing a then current date and prepared on a form reasonably satisfactory to Agent from such contractor, subcontractor, or supplier as Agent shall designate.

(E)

Operating Permits. Furnish to Agent, unless as otherwise consented to in writing by Agent, as soon as possible but prior to the commencement of operation of the constructed facility, evidence of the issuance of all necessary permits for such operation.

SECTION 12. Negative Covenants. In addition to the negative covenants contained in the MLA, the Company will not:

(A)

Change Orders. Allow any substantial deviation, addition, extra, or change order to the Plans, Project Budget or Project Schedule, the cost of which in the aggregate exceeds $1,000,000.00, without Agent’s prior written approval. All requests for substantial changes shall be made using a Change Order Request in the form of Exhibit B attached hereto. Agent will have a reasonable time to evaluate any requests for its approval of any changes referred to in this covenant, and will not be required to consider approving any changes unless all other approvals that may be required have been obtained. Agent may approve or disapprove changes in its discretion. All contracts and subcontracts relating to the construction of the Improvements must contain provisions reasonably satisfactory to Agent implementing the above provisions of this covenant. Company shall promptly provide to Agent copies of all change orders that, pursuant to the above described procedures, did not require Agent’s prior written approval.

(B)

Materials. Purchase or install any materials, equipment, fixtures or articles of personal property for the Improvements if such shall he covered under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the Improvements, except for Permitted Liens (as defined in the MLA).

SECTION 13. Casualties.

(A)

Right To Elect To Apply Proceeds. In case of material loss or damage to the Property or to the Improvements by fire, by a taking by condemnation for public use or the action of any governmental authority or agency, or the transfer by private sale in lieu thereof, either temporarily or permanently, or otherwise, if in the sole judgment of Agent there is reasonable doubt as to Company’s ability to complete construction of the Improvements on or before October 31, 2008, by reason of such loss or damage or because of delays in making settlements with governmental agencies or authorities or with insurers, Agent may terminate its obligations to make advances hereunder and elect to collect, retain and apply to the Commitment all proceeds of the taking or insurance after deduction of all expense of collection and settlement, including attorneys’ and adjusters’ fees and charges. In the event such proceeds are insufficient to pay the Commitment in full, Agent may declare the balance remaining unpaid on the Commitment to be due and payable forthwith and avail itself on any of the remedies afforded thereby as in any case of default.

(B)

Election Not To Apply Proceeds. In case Agent does not elect to apply such proceeds to the Commitment, Company will:

(1)

Settle. Proceed with diligence to make settlement with the governmental agencies or authorities or the insurers and cause the proceeds of insurance to be paid to Company.

(2)

Resume Construction. Promptly proceed with the resumption of construction of the Improvements, including the repair of all damage resulting from such fire or other cause and restoration to its former condition.

(C)

Use of Proceeds. All such proceeds shall be fully used before the disbursement of any orther proceeds of the Commitment.

SECTION 14. Other Rights of Agent.

(A)

Right To Inspect. Agent or its agent may enter on the Property at any time and inspect the Improvements. If the construction of the Improvements is not reasonably satisfactory to Agent, Agent may reasonably and in good faith stop the construction and order its replacement or the correction thereof or additions thereto, whether or not said unsatisfactory construction has been incorporated in the Improvements, and withhold all advances hereunder until such construction is satisfactory to Agent. Such construction shall promptly be made reasonably satisfactory to Agent; provided, however, that Agent may not stop construction unless it first delivers a report from a qualified engineer specifying that the construction is not satisfactory and offering the Company a reasonable opportunity to correct the unsatisfactory construction.

(B)

Obligation of Agent. Neither Agent nor any inspector hired pursuant to Subsection (D) below is obligated to construct or supervise construction of the Improvements. Inspection by Agent or such inspector thereof is for the sale purpose of protecting Agent’s security and is not to be construed as a representation that there will be compliance on anyone’s part with the Plans or that the construction will be free from faulty material or workmanship. Neither Agent nor such inspector shall be liable to the Company or any other person concerning the quality of construction of the Improvements or the absence therefrom of defects. The Company will make or cause to be made such other independent inspections as it may desire for its own protection.

(C)

Right To Complete Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default hereunder, Agent may complete construction of the Improvements, subject to Agent’s right at any time to discontinue any work without liability, and apply the proceeds of the Commitment to such completion, and may demand such additional sums from the Company as may be necessary to complete construction, which sums the Company shall promptly pay to Agent. In connection with any construction of the Improvements undertaken by Agent pursuant to this Subsection, Agent may (i) enter upon the Property; (ii) employ existing contractors, architects, engineers and subcontractors or terminate them and employ others; (iii) make such addition, changes and corrections in the Plans as shall, in the reasonable judgment of Agent, be necessary or desirable; (iv) take over and use any personal property, materials, fixtures, machinery, or equipment of the Company to be incorporated into or used in connection with the construction or operation of the Improvements; (v) pay, settle, or compromise all existing or future bills and claims which are or may be liens against the Property or the Improvements; and (vi) take such other action, as Agent may in its reasonable discretion determine, to complete the construction of the Improvements. The Company shall be liable to Agent for all costs paid or incurred for construction of the Improvements, and all payments made hereunder shall be deemed advances by Agent, shall be evidenced by the Note and shall be secured by the Mortgage and any other loan document securing the Commitment (including any amounts in excess of the Commitment).

(D)

Right To Employ Independent Engineer. Agent reserves the right to employ an independent construction engineer, among other things, to review the Project Budget, the Project Schedule and the Plans, inspect all construction of the Improvements and the periodic progress of the same, and review all Draw Requests and change orders, the cost therefore to be the sole responsibility of the Company and shall be paid by the Company upon demand by Agent.

(E)

Indemnification and Hold Harmless. The Company shall indemnify and hold Farm Credit and Agent harmless from and against all liability, cost or damage arising out of this Agreement or any other loan document or the transactions contemplated hereby and thereby, including, without limitation, (i) any alleged or actual violation of any Law or Project Approval relating to the Property or the Improvements and (ii) any condition of the Property or the Improvements whether relating to the quality of construction or otherwise and whether Agent elects to complete construction upon an Event of Default or discontinues or suspends construction pursuant to this Section 14. Agent may commence, appear in or defend any such action or proceeding or any other action or proceeding purporting to affect the rights, duties or liabilities of the parties hereunder, or the Improvements, or the Property, or the payment of the Commitment, and the Company agrees to pay all of Agent’s costs and expenses, including its reasonable attorneys’ fees, in any such actions. The obligations of the Company under this Subsection 14(E) shall survive the termination of this Agreement. As to any action or inaction taken by Agent hereunder, Agent shall not be liable for any error of judgment or mistake of fact or law, absent gross negligence or willful misconduct on its part. The Company’s obligation to indemnify and hold Agent harmless hereunder will exclude any liability, cost, or damage related to Agent’s breach of this Agreement or for Agent’s gross negligence or willful misconduct.

SECTION 15. Notice of Completion. Company irrevocably appoints Agent as Company’s agent to file of record any notice of completion, cessation of labor or any other notice that Agent deems necessary to file to protect any of the interests of Agent. Agent, however, shall have no duty to make such filing.

SECTION 16. Signs and Publicity. At Farm Credit’s and Agent’s request, Company will allow Farm Credit and Agent to post signs on the Property at the construction site for the purpose of identifying Farm Credit and Agent as the “Construction Lenders”, At the request of Farm Credit and Agent, Company will use its reasonable best efforts to identify Farm Credit and Agent as the construction lenders in publicity concerning the project.

SECTION 17. Cooperation. Company will cooperate at all times with Agent in bringing about the timely completion of the Improvements, and Company will resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously.

SECTION 18. Events of Default. In addition to the events of default set forth in the MLA, each of the following shall constitute an “Event of Default” hereunder:

(A)

Cessation of Construction. Any cessation at any time in the construction of the Improvements for more than thirty (30) consecutive days, except for strikes, acts of God, or other causes beyond the Company’s control, or any cessation at any time in construction of the Improvements for more than thirty (30) consecutive days, regardless of the cause.

(B)

Insufficiency of Loan Proceeds. Agent, in its reasonable discretion shall determine that the remaining undisbursed portion of the Commitment is or will be insufficient to fully complete the Improvements in accordance with the Plans; provided, however, that upon such determination Agent shall provide the Company with written notice and a period of thirty (30) days to cure such default.

SECTION 19. Remedies Upon Default. In addition to the remedies set forth in the MLA, upon the occurrence of and during the continuance of each and every Event of Default:

Construction. Agent may (but shall not be obligated to) take over and complete construction of the Improvements in accordance with plans and specifications approved by Agent with such changes as Agent may, in its reasonable discretion, deem appropriate, all at the risk, cost, and expense of the Company. Agent may assume or reject any contracts entered into by the Company in connection with the Improvements, and may enter into additional or different contracts for services, labor, and materials required, in the judgment of Agent, to complete the construction of the Improvements and may pay, compromise, and settle all claims in connection with the construction of the Improvements. All sums, including reasonable attorneys’ fees, charges, or fees for supervision and inspection of the construction, and for any other necessary purpose in the discretion of Agent, expended by Agent in completing the construction of the Improvements (whether aggregating more or less than the amount of this Commitment) shall be deemed advances made by Agent to the Company under this Commitment, and the Company shall be liable to Agent for the repayment of such sums, together with interest on such amounts from the date of their expenditure at the default rate specified above. Agent may, in its sale discretion, at any time, abandon work on the construction of the Improvements after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section shall impose any obligation on Agent to either complete or not to complete the construction of the

Improvements, For the purposes of carrying out the provisions of this Section, the Company irrevocably appoints Agent, its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, pay and receive such funds, and take such action as may be necessary, in the judgment of Agent, to complete the construction of the Improvements.

SECTION 20. Letters of Credit. If agreeable to Agent in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after receipt of a duly completed and executed copy of Agent’s then current form of application or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereafter shall be deemed an advance under the Commitment. Each letter of credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the loan.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF		ETHANOL GRAIN PROCESSORS, LLC
MID-AMERICA, FCLA

By:	/s/ Ralph M. Bowman	By:	/s/ James K. Patterson
Title: : Vice President		Title: Chief Executive Officer

EXHIBIT A

REQUEST FOR CONSTRUCTION LOAN ADVANCE

Request No:	Date:

To:	CoBank, ,ACB
From:	Ethanol Grain Processors, LLC
(Name of Borrower)

Loan Agreement No.	RI0487T02A	Dated:	August 31, 2007
Project Description:	100 million gallon ethanol plant
Project Location:	Near Rives, Tennessee

In accordance with the terms of the above referenced Loan Agreement, you are hereby authorized and requested to make a construction advance, as set forth in said Loan Agreement, of the amount and for the construction items set forth in the request schedule attached hereto as Schedule “A” and incorporated herein.

The undersigned hereby certify that:

1.

The labor, services and/or materials covered hereby have been performed upon or furnished to the above referenced project and are accurately described in the supporting invoices attached to the request schedule;

2.

There have been no material changes in the cost breakdown for the project dated _________ supplied to CoBank, except those approved in writing by CoBank;

3.

All construction to date has been substantially performed in accordance with the Plans for the Improvements, and there have been no material changes in the Plans except as approved in writing by CoBank;

4.

There have been no material changes in the scope or time of performance of the work of construction, nor any extra work, labor or materials ordered or contracted for, nor are any such changes or extras contemplated, except as may be expressly permitted by the Loan Agreement or as have been approved in writing by CoBank;

5.

The payments to be made with the requested funds will pay all bills received to date, less any required withholds, for labor, materials, equipment and/or services furnished in connection with the construction of the Improvements;

6.

All amounts previously advanced by CoBank for labor, services, equipment and/or materials for the above referenced project pursuant to previous Requests for Construction Loan Disbursement have been paid to the parties entitled thereto in the manner required in the Loan Agreement; and

7.

All conditions to the advance of Loan funds required herein as set forth in the Loan Agreement have been fulfilled, and to the actual knowledge of the undersigned, no Event of Default under the Loan Agreement has occurred and is continuing.

1

BORROWER: Ethanol Grain Processors, LLC
Signature

Printed Name and Title

ENGINEER & CONTRACTOR: Fagen, Inc.
Signature

Printed Name and Title

We have reviewed the Pay Application Numbered                                    and dated                                   . Based on our conversations with the Contractor and the Owner, our review of the current schedule, and our site observations, the construction in place is judged to be in general accordance with industry standards and in general conformity with the approved plans and specifications, proceeding generally on schedule, and the request for payment is a reasonable representation of the materials ordered and the work effort of the Contractor to date.

AGENT CONSULTING ENGINEER:
Signature - BKBM ENGINEERS

APPROVED FOR PAYMENT BY AGENT:

Signature - CoBank	Printed Name & Title –CoBank	Date

2

SCHEDULE A

to Exhibit A - Request for Loan Advance

Request No:	Date:

To:	CoBank,, ACB
From:	Ethanol Grain Processors, LLC
(Name of Borrower)

Loan Agreement No.	RI0487T02A	Dated:	August 31, 2007
Project Description:	100 million gallon ethanol plant
Project Location:	Near Rives, Tennessee

Loan advance to be used to pay General Contractor:	$

Loan advance to be used to reimburse Owners Costs:	$
(construction costs, development costs, start-up
expenses, or working capital)

Total advance requested:	$

Please attach supporting documentation for all requested amounts.

3

EXHIBIT B

CHANGE ORDER REQUEST

Request No:	CO#	Date:

To:	CoBank,, ACB
From:	Ethanol Grain Processors, LLC
(Name of Borrower)

Loan Agreement No.	RI0487T02A	Dated:	August 31, 2007
Project Description:	100 million gallon ethanol plant
Project Location:	Near Rives, Tennessee

In accordance with the terms of the above referenced Loan Agreement, the undersigned hereby requests that Agent approve the change orders more particularly described in the schedule attached hereto as Schedule “A” and incorporated herein.

The undersigned hereby certifies that:

1.

There have been no material changes in the Plans and or contracts except those permitted in the Loan Agreement and/or approved in writing by Agent; and

2.

Copies of the proposed changes to the Plans and/or contracts are attached hereto as Schedule “B” and that all such documents are complete and fully comply with all applicable permits and approvals, subject to the written approval of Agent.

BORROWER:	CONTRACTOR & ENGINEER:

Ethanol Grain Processors, LLC	Fagen, Inc.

By:	By:

CHANGE ORDER APPROVED BY AGENT:
CoBANK, ACB

By:
Date:

1